Exhibit 99.1
PHH Corporation Names Acting Chief Executive Officer and
New Board Chairman
Mt. Laurel, NJ, June 19, 2009 - PHH Corporation (NYSE: PHH) today announced the appointment of George J. Kilroy as Acting Chief Executive Officer and President of PHH Corporation, and James O. Egan as Chairman of the Board of Directors. Both appointments were effective June 17, 2009.
Mr. Kilroy, a 33 year veteran of the Company, has served as President and Chief Executive Officer of PHH Arval, the Company’s fleet management services business, since March 2001. He succeeds Terence W. Edwards, who has stepped down as President and Chief Executive Officer of the Company effective June 17, and will serve as an Advisor to the Company for up to six months to ensure a smooth leadership transition. The Board is commencing a search for a permanent President and Chief Executive Officer which will include internal and external candidates.
Mr. Kilroy said: “I am looking forward to working with the Board to drive the company’s growth and enhance its profitability. In my new role, I will work closely with Mark Danahy, who heads PHH Mortgage, Thomas Keilty, who currently serves as Chief Operating Officer of PHH Arval, and the entire PHH management team. We at PHH are fortunate to have outstanding people, strong customer relationships and solid value propositions in each of our two primary businesses. We have positive momentum in our businesses and, as markets continue to recover, we see excellent opportunities to strengthen our position.”
Mr. Egan joined the Board of PHH Corporation on March 30, 2009, and was reelected by the shareholders on June 12, 2009, to serve as Class I Director for a three-year term. He was previously a Managing Director of Investcorp International, Inc., an alternative asset management firm specializing in private equity, hedge fund offerings, and real estate and technology investments, from 1998 through 2008.
Mr. Egan said: “We are very pleased that George Kilroy has agreed to take on an expanded role at the Company by serving as Acting Chief Executive Officer and President. He is a highly accomplished executive with a thorough understanding of the company’s businesses, and his appointment will ensure that PHH maintains its focus on providing superior customer service while profitably growing the business to build shareholder value.”

“We greatly appreciate and value the numerous contributions Terry Edwards has made during his nearly 30 years with PHH,” Mr. Egan continued. “We are grateful that he will remain involved during this transition, and that he will be working closely with George to ensure continuity for our customers, employees and business partners.”
About PHH Corporation
Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading outsource provider of mortgage and vehicle fleet management services. Its subsidiary, PHH Mortgage, is one of the top five retail originators of residential mortgages in the United States.1 Its subsidiary, PHH Arval, is a leading fleet management services provider in the United States and Canada. For additional information about the company and its subsidiaries, please visit www.phh.com.
1 Inside Mortgage Finance, Copyright 2009
###
Contact Information:
Nancy R. Kyle
Vice President, Investor Relations
856-917-4268